EuroTank Amsterdam BV and Vitol SA. Mogas Contract ETA-V.Mogas-1 – Addendum I 1/4 Exhibit 4.36 Amendment I to the Contract ETA-V.Mogas-1 1. Amendment number No : Amendment I to the Contract number ETA-V.Mogas-1 (tank switch) Dated: 10-10-2012 2. Company EuroTank Amsterdam B.V. Van Riebeeckhavenweg 9 1041 AD Amsterdam The Netherlands 3. Client Vitol SA 28, Boulevard du pont d’Arve 1205 Geneva Switzerland 4. Background a. The Company and Client are parties to the Contract dated 01-01-2011 bearing Contract number ETA-V.Mogas-1, to which the Company is required to provide the Client storage services for Products at the Terminal. b. The Company and Client have agreed to replace tanks within the Contractual Capacity under Clause 6 and Appendix 2 of the Contract by other tanks at the Terminal. c. For good and valuable consideration, the receipt and sufficiently of which is hereby acknowledged, the Company and Client now wish to amend the Contract no. ETA-V.Mogas-1, in accordance with this Amendment I. 5. Amendment I With effect from the date of this Amendment I, the Company and Client agree to the amendments set out in this Clause 5: Contractual Capacity The Contractual Capacity, mentioned under clause 5a of this Amendment I, and allocated tanks under Clause 6 and Appendix 2 of the Contract will be replaced by the capacity and tanks, mentioned under clause 5b of this Amendment I during 2012/2013.

a)

Tank number	Roof	M3 shell capacity	M3 nett capacity
c0009	CR	4935	4790
c0010	CR	5030	4881
c0012	CR	5047	4694
c0013	CR	5007	4696
c0015	CR	5043	4892
c0016	CR	5064	4943
c0048	CR	2998	2925
c0049	CR	3019	2949
c0062	CR	1972	1914
c0063	CR	1996	1950
c0064	CR	4980	4834
c0065	CR	1970	1912
c0067	CR	5050	4900
c0201	FR	23212	20891
c0202	FR	23355	20909
c0203	FR	23403	20785
c0204	FR	23175	20902
c0205	FR	23194	20934
c0206	FR	23109	20909
Total		**191559**	**175610**

b)

Tank Number	Roof	M3 Shell Capacity	M3 nett capacity
h0102	IFR	37500	35250
h0103	IFR	37500	35250
h0104	IFR	37500	35250
h8302	FR	8440	7982
h8304	FR	8440	7986
h8306	FR	8430	7982
h8308	FR	8454	7983
h8310	FR	8439	7982
Total		**154703**	**145665**

Jetty

The information on jetties at the Terminal and linked to the Contractual Capacity, mentioned under clause 5c of this Amendment 1, and allocated jetties under Appendix 1 of the Contract will be replaced by the jetties mentioned under clause 5c of this Amendment I when tanks under 5b are in use of partly in use. In reference to the earlier agreed statements in Appendix 1 and clause 3 of the Contract, the statements remain applicable for this Amendment I.

EuroTank Amsterdam BV and Vitol SA. Mogas Contract ETA-V.Mogas-1 – Addendum I 2/4

c)

Jetty No.	Max. lengths barges	Draught (feet)
Jetty 5*	135	45
Jetty 7	only seagoing vessels	40
Jetty 10	135	26
Jetty 11	135	35
Jetty 12	135	45
Jetty 13	135	12

*Butane can be unloaded via Jetty 5 instead of Jetty 10 (mentioned in Appendix 3 of the Contract). Hence, butane from Jetty 5 can be unloaded by circulating into tanks in pit 01 and 83.

6. Save to the extent amended by this Amendment I, all terms and conditions of the contract remain in full force and effect. This Amendment I may be executed in counterparts. All capitalized terms herein shall bear the same meanings as the Contract unless otherwise stated.

- End of Amendment I -

IN WITNESS WHEREOF the Client and the Company have causes this Amendment I to be executed by their duly authorized representatives, as of the date first above written.

EuroTank Amsterdam BV

/s/ Martine de Beer
Name: Martine de Beer
Authorised Signatory
Designation:
Date: 10 October 2012

Vitol S.A.

/s/ Roland J. Favre
Name: Roland J. Favre
Authorised Signatory
Designation: Director
Date: 10 October 2012

EuroTank Amsterdam BV and Vitol SA. Mogas Contract ETA-V.Mogas-1 – Addendum I 3/4

EuroTank Amsterdam BV and Vitol SA. Mogas Contract ETA-V.Mogas-1 – Addendum I 4/4